UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2014

MEDBOX, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8439 West Sunset Blvd., Suite 101
West Hollywood, CA 90069
(Address of principal executive offices) (zip code)

(800)-762-1452
 (Registrant's telephone number, including area code)

Copies to:
Darrin Ocasio, Esq.
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2014, Thomas Iwanski resigned as Chief Financial Officer, and C. Douglas (“Doug”) Mitchell was elected as Chief Financial Officer of Medbox, Inc. (the “Company”).

Mr. Iwanski agreed to serve as a consultant to the Company for a transition period. The Company agreed to pay Mr. Iwanski $10,000 for services provided during the month of October 2014 and $200 per hour for consulting services rendered after October 31, 2014.  The Company also agreed to issue Mr. Iwanski 100,000 Restricted Stock Units (“RSU’s”) for his service to the Company.

Mr. Mitchell, 64, is a Partner with Hardesty, LLC (“Hardesty”) an executive services and consulting firm. He has been a Partner with Hardesty since August of 2011.  Mr. Mitchell intends to remain a Hardesty Partner while he serves as Chief Financial Officer of the Company.

Mr. Mitchell’s prior experience includes serving from December 2013 to July 2014 as a Consultant to Commerce Casino, the largest card club in California; from April 2013 to November 2013  as Interim Chief Financial Officer at Performance Team Freight Systems, Inc., a logistics and transportation company; from August 2012 to December 2012 as a Consultant to Boot Barn, a footwear and apparel retailer; from April 2012 to June 2012 as a Consultant and Provisional Director for the Orange County Superior Court of California in a pending civil lawsuit and from August 2011 to February 2012 as the interim Chief Financial Officer for Street Surfing, LLC, an international manufacturer and distributor of wheeled recreational goods.

From April of 2004 to August of 2011, Mr. Mitchell was a Partner at Tatum, LLC, also an executive services and consulting firm. Mr. Mitchell’s prior experience during his last three years at Tatum, LLC includes serving from November 2009 to August 2011 as a Consultant to Stearns Lending, Inc., a mortgage broker, and from January 2008 to August 2009 as Interim Chief Financial Officer and Chief Financial Officer for Commerce Energy Group, Inc., a publicly-held independent marketer of retail electricity and natural gas to residential, commercial, industrial and institutional end-use customers. Mr. Mitchell also served as Chief Financial Officer for Chicago Pizza & Brewery, Inc. (now renamed BJ’s Restaurants, Inc.), a multi-location restaurant chain listed on NASDAQ from 2002 to 2004 and as Vice President and Corporate Controller for Del Taco, Inc. a privately held multi location restaurant chain and franchisor from 1994 to 2002.

Earlier in his career, Mr. Mitchell served as Senior Audit Manager at Coopers & Lybrand (now part of PricewaterhouseCoopers).  Mr. Mitchell earned a Bachelor of Science degree in Business Administration from the University of Southern California.  He received his CPA certificate in California.

In connection with Mr. Mitchell’s election as Chief Financial Officer, on October 16, 2014, the Company entered into an employment agreement with Mr. Mitchell (the “Employment Agreement”). Pursuant to the Employment Agreement, the Company agreed to engage Mr. Mitchell, and Mr. Mitchell agreed to serve as the Company’s Chief Financial Officer, for a two-year term, which term will automatically be extended for successive additional one-year terms, unless either party provides written notice to the other 90 days prior to the expiration of the initial term or any successive term, that the Employment Agreement will not be renewed. The Company agreed to pay Mr. Mitchell a salary of $190,000 per year and to pay Mr. Mitchell $2,500 per month for living expenses in the West Hollywood, California area. Mr. Mitchell will also be entitled to an annual bonus of up to 35% of his salary, payable of up to 50% in cash and the balance payable in equity of the Company, subject to performance criteria and objectives to be established by mutual agreement of the CEO of the Company and Mr. Mitchell within 90 days of the effective date of the Employment Agreement, and thereafter from time to time by the CEO in consultation with Mr. Mitchell. Mr. Mitchell will also be entitled to an award of restricted stock units, to be issued within 90 days of the effective date of the Employment Agreement, under the Company’s Equity Incentive Plan, in the amount of 7,500 shares of common stock each calendar quarter Mr. Mitchell serves as Chief Financial Officer of the Company.

The Company may terminate the Employment Agreement with or without Cause (as defined in the Employment Agreement) upon written notice to Mr. Mitchell. In the event the Company terminates the Employment Agreement without Cause, Mr. Mitchell terminates the Employment Agreement with Good Reason (as defined in the Employment Agreement), or the Employment Agreement is not renewed as a result of notice to Mr. Mitchell provided 90 days prior to expiration of the initial or a renewal term, Mr. Mitchell will be entitled to payment of one-half his annual salary. Termination by the Company within 365 days of a Change of Control (as defined in the Employment Agreement) in the absence of Cause will conclusively be deemed a termination by the Company without Cause.

During an engagement with Hardesty, Mr. Mitchell served as Interim Chief Financial Officer for a distressed company, Street Surfing, LLC. After a detailed analysis in January 2012, the Board of Directors determined the best course for the Company’s shareholders was to file an assignment for the benefit of creditors in the California courts and sell the assets of the estate to an investment fund.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

On October 20, 2014, the Company issued a press release announcing the appointment of Mr. Mitchell as Chief Financial Officer.  A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: October 21, 2014	By:	/s/ Guy Marsala
Name: Guy Marsala
Title: Chief Executive Officer